Exhibit 4.4

FIRST AMENDMENT TO THE

STONEMOR

AMENDED AND RESTATED

2019 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the StoneMor Amended and Restated 2019 Long-Term Incentive Plan, as amended from time to time (the “Plan”), has been adopted by StoneMor GP LLC, a Delaware limited liability company, the general partner (“General Partner”) of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the General Partner previously adopted the Plan;

WHEREAS, Section 7(a) of the Plan provides that the board of directors of the Company (the “Board”) or the Compensation, Nominating and Governance Committee of the Board may amend the Plan from time to time without the consent of any partner, Participant, other holder or beneficiary of an Award, or any other person;

WHEREAS, the Plan has approximately 1,600,899 common units of the Partnership (“Units”) remaining available for issuance and the Board now desires to amend the Plan to increase the number of Units reserved for delivery under the Plan by 4,500,000 Units and remove the authority of the Board to increase the number of Units reserved for delivery under the Plan by 100,000 Units on an annual basis; and

WHEREAS, the Board has determined that the First Amendment shall be made effective as of December 18, 2019 (the “Amendment Effective Date”).

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, as set forth below:

The first sentence of Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to adjustment as provided in Section 4(c) and Section 7, the number of Units that may be delivered with respect to Awards under the Plan is 8,500,000 Units, and the aggregate of all such Units shall be available for the issuance of Units upon the exercise of ISOs.”

RESOLVED FURTHER, that except as amended hereby, the Plan is specifically ratified and reaffirmed.

[Remainder of Page Intentionally Left Blank.]